UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

BANK BUILDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[BANK BUILDING CORPORATION LETTERHEAD]

February 26, 2008

Dear Stockholder:

In January, I sent you a letter with the exciting news that Bank Building Corporation (“Bank Building”) and Carter Bank & Trust (“Carter Bank”) entered into a definitive merger agreement (the “Merger Agreement”) whereby Bank Building will be merged with and into Carter Bank, with Carter Bank being the surviving corporation (the “Merger”).

On February 4, 2008, I sent you a letter in which I mentioned that Bank Building was in the process of receiving real estate appraisals of the company’s real property. We received the final results of these real estate appraisals on February 25, 2008 and we are pleased to inform you that these appraisals have resulted in an increase in the exchange ratio for the Merger and an increase in the value the Bank Building stockholders will receive as a result of participation in the Merger. As a result of the real estate appraisals, Bank Building stockholders will receive value of $29.32 per share, based on the exchange ratio of 3.17 shares of Carter Bank common stock for each share of Bank Building common stock and a value of $9.25 per share of Carter Bank common stock. This represents an increase from the $20.86 of value per share of Bank Building common stock, based on the agreed minimum exchange ratio of 2.255 shares of Carter Bank common stock for each share of Bank Building common stock and a value of $9.25 per share of Carter Bank common stock that was explained in my prior letters.

Bank Building also is excited to announce that the date of the special meeting of stockholders to vote on the Merger has been set and that the meeting will be held at 1:00 p.m. on March 31, 2008 at the Bank Services of Virginia Operations Center, 320 College Drive, Martinsville, Virginia 24112. Additionally, the record date for stockholders to be eligible to vote on the Merger has been set as February 25, 2008. Bank Building’s definitive proxy statement regarding the Merger is in the process of being finalized and we expect it to be mailed to stockholders on or about February 29, 2008.

Should you have any questions about the Merger or other matters, please contact me at (276) 656-1776.

Sincerely,

/s/ Worth Harris Carter, Jr.
Worth Harris Carter, Jr.
Chairman of the Board and President

Disclosures

This letter does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, Bank Building’s stockholders with respect to the Merger or otherwise. Any such solicitation will be made only pursuant to a separate proxy statement/offering circular complying with the requirements of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. In connection with the Merger, Bank Building filed preliminary proxy statement/offering circulars with the Securities and Exchange Commission (the “SEC”) on January 17, 2008 and February 12, 2008. The definitive proxy statement/offering circular will be mailed to the stockholders of Bank Building seeking their approval of the Merger when it becomes available. In addition, Bank Building may file other relevant documents concerning the Merger with the SEC. Investors and security holders will be able to obtain any such documents filed by Bank Building free of charge at the SEC’s website, http://www.sec.gov.

Stockholders are urged to read the preliminary proxy statement/offering circulars, the definitive proxy statement/offering circular and any related materials filed with the SEC in connection with the Merger carefully because these documents contain important information.

The officers and directors of Bank Building may be deemed to be participants in the solicitation of proxies from their security holders in connection with the merger. Additional information regarding the interests of those participants may be obtained by reading the preliminary proxy statement/offering circulars filed with the SEC described above.

This letter shall not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction in which such solicitation would be unlawful.